EAGLE ROCK ENERGY GP, L.P.

i

EAGLE ROCK ENERGY GP, L.P.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2007

June 30,
2007
($ in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,296
Cash advances to affiliates	10,665
Accounts receivable	106,034
Risk management assets	—
Prepayments and other current assets	1,626

Total current assets	120,621

PROPERTY, PLANT AND EQUIPMENT — Net	832,857
INTANGIBLE ASSETS — Net	155,670
RISK MANAGEMENT ASSETS	20,700
OTHER ASSETS	12,076

TOTAL	$1,141,924

LIABILITIES AND MEMBER’S DEFICIT
CURRENT LIABILITIES:
Accounts payable	$111,518
Accrued liabilities	15,099
Risk management liabilities	7,802

Total current liabilities	134,419

LONG-TERM DEBT	422,131
ASSET RETIREMENT OBLIGATIONS	1,947
DEFERRED STATE TAX LIABILITY	1,822
RISK MANAGEMENT LIABILITIES	38,526
OTHER	145
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	544,605
MEMBER’S DEFICIT	(1,671)

TOTAL	$1,141,924

See Notes to Unaudited Condensed Consolidated Balance Sheet.

EAGLE ROCK ENERGY GP, L.P.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS
Organization — Eagle Rock Energy GP, L.P. (the “Partnership”) is a Delaware limited partnership, which was formed on May 25, 2006 to be the general partner of Eagle Rock Energy Partners, L.P. and subsidiaries (“Eagle Rock Energy”). The Partnership initially was capitalized for the sole purpose of forming and capitalizing Eagle Rock Energy. The Partnership invested $20 in Eagle Rock Energy in exchange for a 2% general partner interest in Eagle Rock. The ownership interests in the Partnership at December 31, 2006, are comprised of a .001% general partner interest held by Eagle Rock Energy G&P, LLC (the “General Partner”) and 99.999% limited partner interest held by Eagle Rock Holdings, L.P. (“Holdings”). (See Note 8) Eagle Rock Energy completed its initial public offering on October 24, 2006.
          As of June 30, 2007, the Partnership owns a 1.16% general partner interest in Eagle Rock Energy, as well as incentive distribution rights, the ownership of which entitles the Partnership to receive incentive distributions if the amount that Eagle Rock Energy distributes with respect to any quarter exceeds levels specified in the Eagle Rock Energy agreement of limited partnership. Eagle Rock Energy is a publicly traded Delaware limited partnership, formed in 2006 and engaged in various aspects of the energy business that can be categorized into two primary categories:
          Midstream Operations. Eagle Rock Energy, through its predecessor entities, which now are operating subsidiaries of Eagle Rock Energy, traditionally has been and currently is engaged in gathering, compressing, treating, processing, transporting and selling natural gas and fractionating and transporting natural gas liquids. Eagle Rock Energy’s midstream assets are strategically located in three significant natural gas producing regions in the Texas Panhandle, southeast Texas and Louisiana. Eagle Rock Energy’s midstream assets consist primarily of gathering systems and processing plants.
          Upstream Operations. Eagle Rock Energy, through the consummation of several transactions in 2007, has become and currently is engaged in the exploration and production of oil and natural gas. Eagle Rock Energy’s upstream assets are located throughout the United States of America. Eagle Rock Energy’s upstream assets consist primarily of royalty, mineral, and non-operated working interests.
Basis of Presentation and Principles of Consolidation — The accompanying balance sheet includes assets, liabilities and member’s deficit of the Partnership consolidated with the assets, liabilities and members’ equity of Eagle Rock Energy. The balance sheet of the Partnership is presented on a consolidated basis with Eagle Rock Energy based on the control of Eagle Rock Energy by the Partnership. Intercompany accounts and transactions have been eliminated.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     The accompanying unaudited condensed consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Eagle Rock Energy is the owner of a non-operating undivided interest in a gas processing plant and a gas gathering system. Eagle Rock Energy owns these interests as tenants-in-common with the majority owner-operator of the facilities. Accordingly, Eagle Rock Energy includes its pro-rata share of assetsand liabilities related to these assets in its balance sheet. All significant intercompany accounts and transactions are eliminated in the consolidated balance sheet. The unaudited consolidated interim balance sheet as of June 30, 2007 have been prepared on the same basis as the annual balance sheet and should be read in conjunction with the December 31, 2006 balance sheet previously filed with the Securities and Exchange Commission.
     Use of Estimates — The preparation of the financial statements in conformity with accounting policies generally accepted in the United States of America requires management to make estimates and assumptions which affect the reported amounts of assets and liabilitiesand disclosure of contingent assets and liabilities that exist at the date of the balance sheet. Although management believes the estimates are appropriate, actual results can differ from those estimates.
     Interim Condensed Disclosures — The information as of June 30, 2007 is unaudited but in the opinion of management, reflects all adjustments which are normal, recurring and necessary for a fair presentation of financial position for the interim period. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

     Cash and Cash Equivalents — Cash and cash equivalents include certificates of deposit or other highly liquid investments with maturities of three months or less at the time of purchase.
     Concentration and Credit Risk — Concentration and credit risk for Eagle Rock Energy principally consists of cash and cash equivalents and accounts receivable.
     The Partnership and Eagle Rock Energy place their cash and cash equivalents with high-quality institutions and in money market funds. Eagle Rock Energy derives its revenue from customers primarily in the natural gas industry. During 2006, Eagle Rock Energy increased the parties to which it was selling liquids and natural gas from two to seven. These industry concentrations have the potential to impact Eagle Rock Energy’s overall exposure to credit risk, either positively or negatively, in that Eagle Rock Energy’s customers could be affected by similar changes in economic, industry or other conditions. However, Eagle Rock Energy believes the credit risk posed by this industry concentration is offset by the creditworthiness of Eagle Rock Energy’s customer base. Eagle Rock Energy’s portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.
     Certain Other Concentrations — Eagle Rock Energy relies on natural gas producer customers for its natural gas and natural gas liquid supply.While there are numerous natural gas and natural gas liquid producers and some of these producer customers are subject to long-term contracts, Eagle Rock Energy may be unable to negotiate extensions or replacements of these contracts, on favorable terms, if at all. If Eagle Rock Energy were to lose all or even a portion of the natural gas volumes supplied by these producers and was unable to acquire comparable volumes, Eagle Rock Energy’s results of operations and financial position could be materially adversely affected.
     Property, Plant, and Equipment — Property, plant, and equipment consists primarily of gas gathering systems, gas processing plants, NGL pipelines, conditioning and treating facilities and other related facilities, which are carried at cost less accumulated depreciation. Eagle Rock Energy charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the useful life or expand the capacity of the assets. Eagle Rock Energy calculates depreciation on the straight-line method principally over 20-year estimated useful lives of Eagle Rock Energy’s newly developed or acquired assets. The weighted average useful lives are as follows:

Pipelines and equipment	20 years
Gas processing and equipment	20 years
Office furniture and equipment	5 years
     Eagle Rock Energy capitalizes interest on major projects during extended construction time periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets.
     The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Expenditures to extend the useful lives of the assets or enhance its productivity or efficiency from its original design are capitalized over the expected benefit or useful period.
     Impairment of Long-Lived Assets — Management evaluates whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the asset. Management considers various factors when determining if these assets should be evaluated for impairment, including but not limited to:
•	significant adverse change in legal factors or in the business climate;

•	a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast which demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used or in its physical condition;

•	a significant change in the market value of an asset; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

     If the carrying value is not recoverable on an undiscounted basis, the impairment loss is measured as the excess of the asset’s carrying value over its fair value. Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.
     Intangible Assets — Intangible assets consist of right-of-ways and easements and acquired customer contracts, which Eagle Rock Energy amortizes over the term of the agreement or estimated useful life. Intangible assets consisted of the following:

June 30,
($ in thousands)	2007

Rights-of-way and easements — at cost	$68,550
Less: accumulated amortization	(5,208)
Contracts	112,421
Less: accumulated amortization	(20,093)

Net intangible assets	$155,670

     The amortization period for our rights-of-way and easements is 20 years and contracts range from 5 to 15 years, respectively, and overall, approximately 13 years average in total as of June 30, 2007.
     Other Assets — Other assets primarily consist of costs associated with debt issuance ($6.9 million) and acquisitions ($1.7 million), net of amortization for the six months ended June 20, 2007 and equity investments in non-affiliates related to the Montierra Acquisition ($3.4 million). Amortization of debt issuance costs is calculated using the straight-line method over the maturity of the associated debt (or the expiration of the contract).
     Transportation and Exchange Imbalances — In the course of transporting natural gas and natural gas liquids for others, Eagle Rock Energy may receive for redelivery different quantities of natural gas or natural gas liquids than the quantities actually delivered. These transactions result in transportation and exchange imbalance receivables or payables which are recovered or repaid through the receipt or delivery of natural gas or natural gas liquids in future periods, if not subject to cash out provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the consolidated balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. For the midstream business, as of December 31, 2006, Eagle Rock Energy had imbalance receivables totaling $0.3 million and imbalance payables totaling $1.9 million, respectively. For the midstream business, as of June 30, 2007, Eagle Rock Energy had imbalance receivables totaling $0.7 million and imbalance payables totaling $2.3 million, respectively. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold.
     Environmental Expenditures — Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures which relate to an existing condition caused by past operations and do not generate current or future revenue are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. Eagle Rock Energy has recorded environmental liabilities of approximately $0.3 million as of June 30, 2007.
     Income Taxes — The Partnership is organized as a pass-through entity for federal income tax purposes. As a result, our members are individually responsible for the federal income tax on their allocable share of our taxable income. The state of Texas enacted a margin tax in May 2006 which requires Eagle Rock Energy to report beginning in 2008, based on 2007 results. The method of calculation for this margin tax is similar to an income tax, requiring Eagle Rock Energy to recognize currently the impact of this new tax using a margin approach based upon revenues less a qualified portion of cost of goods sold, operating costs and depreciation for 2007 activities. In addition, the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities are also considered. Approximately $1.2 million estimated deferred state tax liability has been recorded at June 30, 2007. (see Note 14)
     Derivatives — Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS No. 133), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 provides that normal purchase and normal sale contracts, when appropriately designated, are not subject to the statement. Normal purchases and normal sales are contracts which provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. Eagle Rock Energy’s forward natural gas purchase and sales contracts are designated as normal purchases and sales. Substantially all forward contracts fall within a one-month to four-year term; however, Eagle Rock Energy does have certain contracts which extend through the life of the dedicated production. Eagle Rock Energy uses financial instruments such as puts, swaps and other derivatives to mitigate the risks to cash flows resulting from changes in commodity prices and interest rates. Eagle Rock Energy recognizes these financial instruments on its consolidated balance sheet at the instrument’s fair value. See Note 11 for a description of Eagle Rock Energy’s risk management activities.
NOTE 3. NEW ACCOUNTING PRONOUNCEMENTS
     In February 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and No. 140 (SFAS No. 155). SFAS No. 155 amends SFAS No. 133, which required a derivative embedded in a host contract which does not meet the definition of a derivative be accounted for separately under certain conditions. SFAS No. 155 amends SFAS No. 133 to narrow the scope of such exception to strips which represent rights to receive only a portion of the contractual interest cash flows or of the contractual principal cash flows of a specific debt instrument. In addition, SFAS No. 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which permitted a qualifying special-purpose entity to hold only a passive derivative financial instrument pertaining to beneficial interests issued or sold to parties other than the transferor. SFAS No. 155 amends SFAS No. 140 to allow a qualifying special purpose entity to hold a derivative instrument pertaining to beneficial interests that itself is a derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued (or subject to a re-measurement event) following the start of an entity’s first fiscal year beginning after September 15, 2006. Eagle Rock Energy adopted SFAS No. 155 on January 1, 2007, and it had no effect on the results of operations or financial position.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value measurements. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. Eagle Rock Energy is currently evaluating the effect the adoption of this statement will have, if any, on its consolidated results of operations and financial position.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for us as of January 1, 2008 and will have no impact on amounts presented for periods prior to the effective date. We cannot currently estimate the impact of SFAS No. 159 on our consolidated results of operations, cash flows or financial position and have not yet determined whether or not we will choose to measure items subject to SFAS No. 159 at fair value.
     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on our results of operations or financial position.

NOTE 4. ACQUISITIONS
     On April 30, 2007, Eagle Rock Energy acquired certain fee mineral acres, royalty and overriding royalty interests from Montierra and Co-Invest, for an aggregate purchase price of $140.4 million, subject to price adjustments. Eagle Rock Energy paid consideration that totaled 6,390,400 of our common units and $6.0 million of cash. As part of this transaction, a 39.34% economic interest in the incentive distribution rights was conveyed from Eagle Rock Holdings, L.P. to Montierra.
     Eagle Rock Energy has recorded the acquisitions of Montierra and Co-Invest under the guidance of Staff Accounting Bulletin Topic 2D, Financial Statements of Oil and Gas Exchange Offers (“Topic 2D”). In accordance with Topic 2D, Eagle Rock Energy has recorded the interest attributable to the ownership of Natural Gas Partners in Montierra and Co-Invest at their carryover basis (approximately $0.4 million). Those interests not attributable to Natural Gas Partners have been recorded at their fair value.
     The assets conveyed in the Montierra Acquisition include fee mineral acres, royalty and overriding royalty interests in oil and natural gas producing wells with net proved producing reserves of approximately 4.6 billion cubic feet of gas and 2.5 million barrels of oil.
     The purchase price was allocated on a preliminary basis to oil and gas properties and working capital, net and equity investments in non-affiliates, based on their respective fair value as determined by management. The purchase price has been allocated on a preliminary basis as presented below.

($ in thousands)
Oil and gas properties	$132,414
Working capital, net	4,551
Equity investments in non-affiliates	3,459

$140,424

     On May 3, 2007, Eagle Rock Energy Partners, L.P. acquired Laser Midstream Energy II, LP, a Delaware limited partnership, Laser Gas Company I, LLC, a Delaware limited liability company, Laser Midstream Company, LLC, a Texas limited liability company, and Laser Midstream Energy, LP, a Delaware limited partnership for a total purchase price of approximately $143.4 million, consisting of $113.6 million in cash and 1,407,895 of our common units. The assets subject to the transaction include gathering systems and related compression and processing facilities in south Texas, east Texas and north Louisiana.
     The purchase price was allocated on a preliminary basis to property, plant and equipment and intangibles in the amounts of $107.2 million and $32.2 million, respectively, based on their respective fair value as determined by management with the assistance of a third-party valuation specialist. In addition to long-term assets, the Partnership assumed certain accrued liabilities. The purchase price has been allocated on a preliminary basis as presented below.

($ in thousands)
Property, plant and equipment	$107,183
Intangibles	32,210
Working capital, net	3,977

$143,370

     On June 18, 2007, the Partnership acquired from MacLondon Energy, L.P. (“MacLondon”) certain mineral royalty and overriding royalty interests in which the Partnership already owned an interest as a result of the Montierra and Co-Invest acquisitions. MacLondon Energy, L.P.’s assets were acquired for a total consideration of approximately $18.9 million.

NOTE 5. FIXED ASSETS AND ASSET RETIREMENT OBLIGATIONS
     Fixed assets consisted of the following:

June 30,
($ in thousands)	2007

Land	$1,064
Plant	112,463
Gathering and pipeline	540,401
Equipment and machinery	46,391
Vehicles and transportation equipment	3,422
Office equipment, furniture, and fixtures	1,079
Computer equipment	4,628
Corporate	126
Linefill	4,157
Proved properties	91,278
Unproved properties	60,069
Construction in progress	17,768

882,846
Less: accumulated depletion, depreciation and amortization	(49,989)

Net fixed assets	$832,857

     Asset Retirement Obligations — We have recorded asset retirement obligations related to legal requirements to perform retirement activities as specified in contractual arrangements and/or governmental regulations. In general, our asset retirement obligations primarily result from (i) right-of-way agreements associated with our pipeline operations, (ii) leases of plant sites and (iii) regulatory requirements triggered by the abandonment or retirement of certain underground storage assets and offshore facilities. In addition, our asset retirement obligations may result from the renovation or demolition of certain assets containing hazardous substances such as asbestos.
     A reconciliation of our liability for asset retirement obligations since December 31, 2006 as follows:

($ in thousands)

Asset retirement obligations — December 31, 2006	$1,819
Additional liability on newly built assets	49
Accretion expense	79

Asset retirement obligations — June 30, 2007	$1,947

NOTE 6. LONG-TERM DEBT
     Long-term debt consisted of:

June 30,
($ in thousands)	2007

Revolver	$122,881
Term loan	299,250

Total debt	422,131
Less: current portion	—

Total long-term debt	$422,131

     On August 31, 2006, Eagle Rock Energy amended and restated its existing credit agreement (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement is a $500.0 million credit agreement with a syndicate of commercial and investment banks and institutional lenders, with Goldman Sachs Credit Partners L.P., as the administrative agent. The Amended and Restated Credit Agreement provides for $300.0 million aggregate principal amount of Series B Term Loans (the “Term Loan”) and up to $200.0 million aggregate principal amount of Revolving Commitments (the “Revolver”).

The Amended and Restated Credit Agreement includes a sub limit for the issuance of standby letters of credit for the aggregate unused amount of the Revolver. At June 30, 2007, Eagle Rock Energy had $6.9 million of outstanding letters of credit. On May 4, 2007, Eagle Rock Energy expanded its revolver commitment level under its Amended and Restated Credit Agreement by $100.0 million to $300.0 million. No incremental funding under the Amended and Restated Credit Agreement was needed for the Laser and Montierra acquisitions. As of June 30, 2007, we have total borrowing availability of $600.0 million and we have $422.1 million drawn down under the facility.
     The Amended and Restated Credit Agreement includes a sub limit for the issuance of standby letters of credit for the aggregate unused amount of the Revolver. At June 30, 2007, Eagle Rock Energy had $6.9 million of outstanding letters of credit.
     As of June 30, 2007, the unamortized amount of debt issuance costs was $7.4 million.
     With the consummation of Eagle Rock Energy’s initial public offering on October 24, 2006, quarterly installments under the Term Loan ceased with the balance due on the Term Loan maturity date, August 31, 2011. The Revolver matures on the revolving commitment termination date, August 31, 2011.
     In certain instances defined in the Amended and Restated Credit Agreement, the Term Loan is subject to mandatory repayments and the Revolver is subject to a commitment reduction for cumulative asset sales exceeding $15.0 million; insurance/condemnation proceeds; the issuance of equity securities; and the issuance of debt.
     The Amended and Restated Credit Agreement contains various covenants which limit Eagle Rock Energy’s ability to grant certain liens; make certain loans and investments; make certain capital expenditures outside Eagle Rock Energy’s current lines of business or certain related lines of business; make distributions other than from available cash; merge or consolidate with or into a third party; or engage in certain asset dispositions, including a sale of all or substantially all of Eagle Rock Energy’s assets. Additionally, the Amended and Restated Credit Agreement limits Eagle Rock Energy’s ability to incur additional indebtedness with certain exceptions and purchase money indebtedness and indebtedness related to capital or synthetic leases not to exceed $7.5 million.
     The Amended and Restated Credit Agreement also contains covenants, which, among other things, require Eagle Rock Energy, on a consolidated basis, to maintain specified ratios or conditions as follows:
•	Adjusted EBITDA (as defined) to interest expense of not less than 2.5 to 1.0; and

•	Total consolidated funded debt to Adjusted EBITDA (as defined) of not more than 5.0 to 1.0 and 5.25 to 1.0 for the three quarters following a material acquisition.
     Based upon the senior debt to Adjusted EBITDA ratio calculated as of June 30, 2007 (utilizing the September 2006, December 2006 and March 2007 quarters Consolidated Adjusted EBITDA as defined under the Credit Agreement annualized for an annual Adjusted EBITDA amount for the ratio), Eagle Rock Energy has approximately $165.1 million of unused capacity under the Amended and Restated Credit Agreement Revolver at June 30, 2007.
     At Eagle Rock Energy’s election, the Term Loan and the Revolver bear interest on the unpaid principal amount either at a base rate plus the applicable margin (defined as 1.25% per annum, reducing to 1.00% when consolidated funded debt to Adjusted EBITDA (as defined) is less than 3.5 to 1); or at the Adjusted Eurodollar Rate plus the applicable margin (currently 2.75% per annum, reducing to 2.25% when consolidated funded debt to Adjusted EBITDA (as defined) is less than 3.5 to 1). At June 30, 2007, the weighted average interest rate on our outstanding debt balance was 8.13%. The applicable margin increased by 0.50% per annum on January 31, 2007, under the Amended and Restated Credit Agreement as Eagle Rock Energy elected not to obtain a rating by S&P and Moody’s.
     Base rate interest loans are paid the last day of each March, June, September and December. Eurodollar Rate Loans are paid the last day of each interest period, representing one-, two-, three- or six-, nine- or twelve-months, as selected by Eagle Rock Energy. Interest on the Term Loan is paid approximately each March 31, June 30, September 30 and December 31 of each year. Eagle Rock Energy pays a commitment fee equal to (1) the average of the daily difference between (a) the revolver commitments and (b) the sum of the aggregate principal amount of all outstanding revolver loans plus the aggregate principal amount of all outstanding swing loans times (2) 0.50% per annum; provided, the commitment fee percentage increased by 0.25% per annum on January 31, 2007, as Eagle Rock Energy elected not to obtain a rating by S&P and Moody’s. Eagle Rock Energy also pays a letter of credit fee equal to (1) the applicable margin for revolving loans which are Eurodollar Rate loans times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination). Additionally, Eagle Rock Energy pays a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all letters of credit.
     The obligations under the Amended and Restated Credit Agreement are secured by first priority liens on substantially all of Eagle Rock Energy’s assets, including a pledge of all of the capital stock of each of its subsidiaries.
     Prior to entering into the Amended and Restated Credit Agreement, Eagle Rock Energy operated under a $475.0 million credit agreement (the “Credit Agreement”) with a syndicate of commercial banks, including Goldman Sachs Credit Partners L.P., as the administrative agent. The Credit Agreement was entered into on December 1, 2005. The Credit Agreement provided for $400.0 million aggregate principal amount of Series A Term Loans (the “Original Term Loan”) and up to $75.0 million ($100.0 million effective June 2, 2006) aggregate principal amount of Revolving Commitments (the “Original Revolver”). The Credit Agreement included a sub limit for the issuance of standby letters of credit for the lesser of $55.0 million or the aggregate unused amount of the Original Revolver.
     Scheduled maturities of long-term debt as of June 30, 2007, were as follows:

Principal
($ in thousands)	Amount
2007	$—
2008	—
2009	—
2010	—
2011	422,131

$422,131

     Eagle Rock Energy was in compliance with the financial covenants under the Amended and Restated Credit Agreement as of June 30, 2007. If an event of default existed under the Amended and Restated Credit Agreement, the lenders would be able to accelerate the maturity of the Amended and Restated Credit Agreement and exercise other rights and remedies.
NOTE 7. MINORITY INTEREST
     Minority interest represents third-party and related party ownership interests in the net assets of certain of our subsidiaries. For financial reporting purposes, the assets and liabilities of our majority-owned subsidiaries are consolidated with those of our own, with third-party investor’s ownership in our consolidated balance sheet amounts shown as minority interest. The following table shows the components of minority interest at June 30, 2007:

Limited partners of Eagle Rock Energy Partners, L.P.:
Non-affiliates of Eagle Rock Energy GP, L.P.	$395,981
Affiliates of Eagle Rock Energy GP, L.P.	148,624

$544,605

NOTE 8. MEMBER’S DEFICIT
     At June 30, 2007, member’s deficit consisted of Eagle Rock Energy’s initial $1,000 capitalization adjusted for Eagle Rock Energy’s 1.16% share of the losses and other equity transactions of Eagle Rock Energy.
     On January 26, 2007, Eagle Rock Energy declared its 2006 fourth quarter cash distribution to its common unitholders of record as of February 7, 2007. The distribution amount per common unit was $0.3625 which was adjusted to $0.2679 per unit for the partial quarter the units were outstanding due to the initial public offering date. The distribution was made on February 15, 2007. A distribution was also made to the pre-IPO common unitholders for the period before the effective date of the initial public offering. No distributions were declared on the general partner or subordinated units.
     On May 4, 2007, Eagle Rock Energy declared a cash distribution of $0.3625 per unit for the first quarter ending March 31, 2007. The distribution was paid May 15, 2007, for common unitholders of record as of May 7, 2007. No distributions were declared on the general partner or subordinated units.

     On August 6, 2007, Eagle Rock Energy declared a cash distribution of $0.3625 per unit for the second quarter ending June 30, 2007. The distribution will be paid August 14, 2007 to common unitholders of record as of August 8, 2007, not including unitholders who acquired units in the MacLondon (see Note 4), EAC or Redman acquisitions (see Note 15). No distributions were declared on the general partner or subordinated units.
NOTE 9. RELATED PARTY TRANSACTIONS
     On July 1, 2006, Eagle Rock Energy entered into a month to month contract for the sale of natural gas with an affiliate of Natural Gas Partners, under which Eagle Rock Energy’s Texas Panhandle Systems has the option to sell a portion of its gas supply. Eagle Rock Energy has received a Letter of Credit related to this agreement. Eagle Rock Energy has recorded a receivable of $2.0 million outstanding at June 30, 2007 from the agreement.
     Eagle Rock Energy entered into an Omnibus Agreement with Eagle Rock Energy G&P, LLC, Holdings and Eagle Rock Energy’s general partner which requires Eagle Rock Energy to reimburse Eagle Rock Energy G&P, LLC for the payment of certain expenses incurred on Eagle Rock Energy’s behalf, including payroll, benefits, insurance and other operating expenses, and provides certain indemnification obligations.
     The Partnership does not directly employ any persons to manage or operate our business. Those functions are provided by our general partner. We reimburse the general partner for all direct and indirect costs of these services.
     On March 31, 2007, Eagle Rock Energy entered into a Partnership Interest Contribution Agreement with Montierra Minerals & Production, L.P. and NGP-VII Income Co-Investment Opportunities, L.P., to acquire certain fee minerals, royalties and working interests. This transaction closed on April 30, 2007. Both contributors are affiliates of Natural Gas Partners. See Note 16 for a further discussion.
     On April 30, 2007, Eagle Rock Energy completed the acquisition of certain fee minerals, royalties, overriding royalties and non-operated working interest properties from Montierra and Co-Invest, a Natural Gas Partners portfolio company and affiliate, respectively, for an aggregate purchase price of approximately $140.4 million. Montierra and Natural Gas Partners received as consideration a total of 6,390,400 Eagle Rock Energy common units and $6.0 million in cash. As part of this transaction, a 39.34% economic interest in the incentive distribution rights was conveyed from Eagle Rock Holdings, L.P. to Montierra. One or more Natural Gas Partners private equity funds (“NGP”) directly or indirectly owns a majority of the equity interests in Eagle Rock Energy, Montierra and Co-Invest. Because of the potential conflict of interest between the interests of Eagle Rock Energy G&P, LLC (the “Company”) and the public unitholders of Eagle Rock Energy, the Board of Directors authorized the Company’s Conflicts Committee to review, evaluate, and, if determined appropriate, approve the Montierra Acquisition. The Conflicts Committee, consisting of independent Directors of the Company, determined that the Montierra Acquisition was fair and reasonable to Eagle Rock Energy and its public unitholders and recommended to the Board of Directors of the Company that the transaction be approved and authorized. In determining the purchase consideration for the Montierra Acquisition, the Board of Directors considered the valuation of the properties involved in the transaction, the valuation of the units to be offered as consideration in the transaction, and the cash flow of Montierra and Co-Invest, including cash receipts and royalty interests.
     In connection with the closing of our initial public offering, on October 24, 2006, we entered into a registration rights agreement with Eagle Rock Holdings, L.P. in connection with its contribution to us of all of its limited and general partner interests in Eagle Rock Pipeline. In the registration rights agreement, we agreed, for the benefit of Eagle Rock Holdings, L.P., to register the common units it holds, the common units issuable upon conversion of the subordinated units that it holds and any common units or other equity securities issuable in exchange for the common units and subordinated units it holds.
     In connection with the closing of the Montierra Acquisition, we entered into a registration rights agreements with Montierra and NGP-VII Income Co-Investment Opportunities, L.P. (“Co-Invest”). In the registration rights agreements, we agreed, for the benefit of Montierra and Co-Invest, to register the common units it holds, the common units issuable upon conversion of the subordinated units that it holds and any common units or other equity securities issuable in exchange for the common units and subordinated units it holds.
NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS
     The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments.

     The carrying amount of cash equivalents is believed to approximate their fair values because of the short maturities of these instruments. As of June 30, 2007, the debt associated with the Amended and Restated Credit Agreement bore interest at floating rates. As such, carrying amounts of these debt instruments approximates fair value.
NOTE 11. RISK MANAGEMENT ACTIVITIES
     The Credit Agreement required Eagle Rock Energy to enter into interest rate risk management activities. In December 2005, Eagle Rock Energy entered into various interest rate swaps. These swaps convert the variable-rate term loan into a fixed-rate obligation. The purpose of entering into this swap is to eliminate interest rate variability by converting LIBOR-based variable-rate payments to fixed-rate payments for a period of five years from January 1, 2006 to January 1, 2011. Amounts received or paid under these swaps were recorded as reductions or increases in interest expense. The table below summarizes the terms, amounts received or paid and the fair values of the various interest rate swaps:

				($ in thousands)
				Fair Value
Roll Forward	Expiration	Notional	Fixed	June 30,
Effective Date	Date	Amount	Rate	2007
01/03/2006	01/03/2011	$100,000,000	4.9500%	$1,961
01/03/2006	01/03/2011	100,000,000	4.9625	1,906
01/03/2006	01/03/2011	50,000,000	4.8800	1,091
01/03/2006	01/03/2011	50,000,000	4.8800	1,091
     As of June 30, 2007, the fair value liability of these contracts totaled approximately $6.0 million.
     The prices of natural gas and NGLs are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors which are beyond Eagle Rock Energy’s control. In order to manage the risks associated with natural gas and NGLs, Eagle Rock Energy engages in risk management activities that take the form of commodity derivative instruments. Currently these activities are governed by the general partner, which today typically prohibits speculative transactions and limits the type, maturity and notional amounts of derivative transactions. We will be implementing a Risk Management Policy which will allow management to execute crude oil, natural gas liquids and natural gas hedging instruments in order to reduce exposure to substantial adverse changes in the prices of these commodities. We intend to monitor and ensure compliance with this Risk Management Policy through senior level executives in our operations, finance and legal departments.
     During 2005 and 2006, Eagle Rock Energy entered into the following risk management activities:
•	Over-the-counter NGL puts, costless collar and swap transactions for the sale of Mont Belvieu gas liquids with a combined notional amount of 530,000 Bbls per month for a term from January 2006 through December 2010;

•	Condensate puts and costless collar transactions for the sale of West Texas Intermediate crude oil with a combined notional amount of 250,000 Bbls per month for a term from January 2006 through December 2010;

•	Natural gas calls for the sale of Henry Hub natural gas with a notional amount of 200,000 MMBtu per month for a term from January 2006 through December 2007;

•	Costless collar transactions for West Texas Intermediate crude oil with a combined notional amount of 50,000 Bbls per month for a term of October through December 2006; and, 60,000 Bbls per month for a term of January 2007 through December 2007;

•	Fixed swap agreements to hedge WTS-WTI basis differential in amount of 20,000 Bbls per month for a term of October-December 2006; and, 20,000 Bbls per month for a term of January through December 2007; and

•	Natural gas fixed swap agreements to hedge short natural gas positions with a combined notional amount of 100,000 MMBtu per month for the term of August 2006 through September 2006.
     The counterparties used for these transactions have investment grade ratings. The NGL and condensate derivatives are intended to hedge the risk of weakening NGL and condensate prices with offsetting increases in the value of the puts based on the correlation between NGL prices and crude oil prices. The natural gas derivatives are included to hedge the risk of increasing natural gas prices with the offsetting value of the natural gas calls.

     Eagle Rock Energy has not designated these derivative instruments as hedges and as a result is marking these derivative contracts to market with changes in fair values recorded as an adjustment to the mark-to-market gains / losses on risk management transactions within revenue. As of June 30, 2007, the fair value liability of these contracts, including the put premiums, totaled approximately $40.3 million.
NOTE 12. COMMITMENTS AND CONTINGENT LIABILITIES
     Litigation — Eagle Rock Energy is subject to several lawsuits, primarily related to the payments of liquids and gas proceeds in accordance with contractual terms. Eagle Rock Energy has accruals of approximately $2.8 million as of June 30, 2007, respectively, related to these matters. In April 2007, Eagle Rock Energy received notice of an arbitration award against Eagle Rock Energy in the approximate amount of $1.4 million. The award relates to a fee dispute regarding our Panhandle Segment and such dispute occurred prior to our acquisition of those assets. Eagle Rock Energy recorded the liability for such arbitration award in the first quarter 2007. In addition, Eagle Rock Energy is also subject to other lawsuits related to the payment of liquid and natural gas proceeds in accordance with contractual terms for which Eagle Rock Energy has been indemnified up to a certain dollar amount. For the indemnified lawsuits, the Partnership has not established any accruals as the likelihood of these suits being successful against them is considered remote. If there ultimately is a finding against the Partnership in the indemnified cases, Eagle Rock Energy would expect to make a claim against the indemnification up to limits of the indemnification. These matters are not expected to have a material adverse effect on our financial position, results of operations or cash flows.
     Insurance — Eagle Rock Energy carries insurance coverage which includes the assets and operations, which management believes is consistent with companies engaged in similar commercial operations with similar type properties. These insurance coverages include (1) commercial general public liability insurance for liabilities arising to third parties for bodily injury and property damage resulting from Eagle Rock Energy field operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage, (4) property insurance covering the replacement value of all real and personal property damage, including damages arising from boiler and machinery breakdowns, earthquake, flood damage and business interruption/extra expense, and (5) corporate liability policies including Directors and Officers coverage and Employment Practice liability coverage. All coverages are subject to certain deductibles, terms and conditions common for companies with similar types of operation.
     Eagle Rock Energy also maintains excess liability insurance coverage above the established primary limits for commercial general liability and automobile liability insurance. Limits, terms, conditions and deductibles are comparable to those carried by other energy companies of similar size. The cost of general insurance coverages continued to fluctuate over the past year reflecting the changing conditions of the insurance markets.
     Regulatory Compliance — In the ordinary course of business, Eagle Rock Energy is subject to various laws and regulations. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position of Eagle Rock Energy.
     Environmental — The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, Eagle Rock Energy must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on Eagle Rock Energy’s consolidated financial position. At June 30, 2007, Eagle Rock Energy had accrued approximately $0.3 million for environmental matters.
     Other Commitments and Contingencies — Eagle Rock Energy utilizes assets under operating leases for its corporate office, certain rights-of way and facilities locations, vehicles and in several areas of its operation. Rental expense for leases with escalation clauses is recognized on a straight-line basis over the initial lease term.
NOTE 13. SEGMENTS

     Based on our approach to managing our assets, we believe our operations consist of three geographic segments in its midstream business, one upstream segment and one functional (corporate) segment:
     Midstream Segment:
(i)	gathering, processing, transportation and marketing of natural gas in the Texas Panhandle System;

(ii)	gathering, processing, transportation and marketing of natural gas in the south Texas System;

(iii)	gathering, processing and marketing of natural gas and related NGL transportation in the southeast Texas and Louisiana System;
     Upstream Segment:
(iv)	crude oil and natural gas production (fee minerals, royalties and non-operated working interest ownership, lease bonus and rental income and equity income in non-affiliates); and
     Corporate Segment:
(v)	risk management and other corporate activities.
     Summarized financial information concerning Eagle Rock Energy’s reportable segments is shown in the following table:

($ in millions)			Southeast Texas and
Three months ended June 30, 2007	Panhandle	South Texas	Louisiana	Upstream	Corporate	Total
Segment assets	$581.8	$75.5	$277.7	$162.2	$44.7	$1,141.9
NOTE 14. INCOME TAXES
     In May 2006, the State of Texas enacted a margin tax which will become effective in 2008. This margin tax will require Eagle Rock Energy to determine a tax of 1.0% on our “margin,” as defined in the law, beginning in 2008 based on our 2007 results. The margin to which the tax rate will be applied generally will be calculated as our revenues for federal income tax purposes less a qualified portion of the cost of the products sold, operating expenses and depreciation expense for federal income tax purposes, in the state of Texas. Under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, Eagle Rock Energy is required to record the effects on deferred taxes for a change in tax rates or tax law in the period which includes the enactment date.
     Under SFAS 109, taxes based on income like the Texas margin tax are accounted for using the liability method under which deferred income taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory tax rates in effect at the end of the period. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.
     Temporary differences related to Eagle Rock Energy’s property, including depreciation expense, will affect the Texas margin tax. As of June 30, 2007, Eagle Rock Energy has a deferred state tax liability in the approximate amount of $1.2 million.
NOTE 15. EQUITY-BASED COMPENSATION
     On October 24, 2006, Eagle Rock Energy G&P, LLC, approved a long-term incentive plan (LTIP) for its employees, directors and consultants who provide services to Eagle Rock Energy covering an aggregate of 1,000,000 common unit options, restricted units and phantom units. With the consummation of the initial public offering of Eagle Rock Energy on October 24, 2006, 124,450 restricted common units were issued to the employees and directors of Eagle Rock Energy G&P, LLC who provide services to Eagle Rock Energy. The awards generally vest on the basis of one third of the award each year. During the restriction period, distributions associated with the granted awards will be held by Eagle Rock Energy and will be distributed to the awardees upon the restriction lapsing. No options or phantom units have been issued to date.
     A summary of the restricted common units activity for the quarter ended June 30, 2007, is provided below:

	Number of Restricted	Weighted Average
	Units	Fair Value
Outstanding at December 31, 2006	122,450	$18.75
Granted	345,271	$23.35
Vested	—
Forfeitures	(17,700)	$21.45

Outstanding at June 30, 2007	450,021	$22.22

NOTE 16. SUBSEQUENT EVENTS
     On July 31, 2007, Eagle Rock Energy announced it had completed the acquisition of Escambia Asset Co., LLC and Escambia Operating Company, LLC (collectively, “EAC”) for an aggregate purchase price of approximately $240.5 million, including working capital adjustments, comprised of approximately $224.0 million in cash and 689,857 in Eagle Rock Energy common units. The assets subject to this transaction includes operated wells in Escambia County, Alabama and proved reserves of approximately 12.2 MMBoe, of which 89% is proved developed producing. The transaction also included two treating facilities, one natural gas processing plant and related gathering systems. The acquisition of EAC will be accounted for as a purchase in accordance with SFAS No. 141, Business Combinations.
     On July 31,2007, Eagle Rock Energy completed the acquisition of Redman Energy Holdings, L.P. and Redman Energy Holdings II, L.P. (Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. portfolio companies, respectively) and certain assets owned by NGP Income Co-Investment Opportunities Fund II, L.P. (a Natural Gas Partners affiliate) (collectively, “Redman”). For a combined value of approximately $189.7 million, including working capital adjustments, Redman received as consideration a total of 4,428,334 newly-issued Eagle Rock Energy common units and $83.8 million in cash. The assets conveyed in the Redman transaction included operated and non-operated wells mainly located in East and South Texas and combined proved reserves of 8.3 MMBoe, of which 78% is proved developed producing. The acquisition of Redman will be accounted for as a purchase in accordance with Topic 2D.
     One or more Natural Gas Partners private equity funds (“NGP”) directly or indirectly owns a majority of the equity interests in Eagle Rock Energy and Redman. Because of the potential conflict of interest between the interests of Eagle Rock Energy G&P, LLC (the “Company”) and the public unitholders of Eagle Rock Energy, the Board of Directors authorized the Company’s Conflicts Committee to review, evaluate, and, if determined appropriate, approve the Redman acquisition. The Conflicts Committee, consisting of independent Directors of the Company, determined that the Redman acquisition was fair and reasonable to Eagle Rock Energy and its public unitholders and recommended to the Board of Directors of the Company that the transaction be approved and authorized. In determining the purchase consideration for the Redman acquisition, the Board of Directors considered the valuation of the properties involved in the transaction, the valuation of the units to be offered as consideration in the transaction, and the reserves and operational cash flow of Redman.
     On July 31, 2007, Eagle Rock Energy completed the private placement of 9,230,770 common units to third-party investors for total cash proceeds of approximately $204.0 million to partially finance the cash consideration of the EAC and Redman acquisitions. Eagle Rock Energy also has agreed to file a registration statement with the Securities and Exchange Commission registering for resale the newly-issued common units within 90 days after the closing. In addition, on July 31, 2007, Eagle Rock Energy drew $106.0 million from its revolver facility under its Amended and Restated Credit Facility to finance the remaining cash consideration of the EAC and Redman acquisitions.
     On September 26, 2007, Eagle Rock Energy announced it had entered into several hedging transactions to help mitigate its future commodity price and interest rate exposure. On September 13, 2007, Eagle Rock Energy entered into a West Texas Intermediate (WTI) crude oil swap for 2008 on 80,000 barrels per month at a swap price of $73.90. Eagle Rock Energy also entered into WTI crude oil collars to negate pre-existing out-of-the-money collars for 2008 production of the same 80,000 barrels per month, at a cost of approximately $9.1 million. The combined impact of these two transactions was to raise Eagle Rock Energy’s floor on those volumes by $23.90 per barrel while at the same time raising its cap by $6.51 per barrel to its swap price of $73.90 for 2008. In addition, Eagle Rock Energy increased its hedged volumes on its upstream crude oil production by 25,000 barrels per month for the years of 2009 and 2010 at swap prices of $71.25 and $70.00, respectively. Eagle Rock Energy also executed swap transactions on its natural gas liquids production from its midstream assets for the fourth quarter of 2007, increasing ethane hedged volumes by 40,000 barrels per month at $0.8338 per gallon, propane by 35,000 barrels per month at $1.2775 per gallon, iso-butane by 8,500 barrels per month at $1.5575 per gallon and normal-butane by 16,000 barrels per month at $1.5275 per gallon. In addition, on September 25, 2007, Eagle Rock Energy entered into natural gas liquids direct swaps for 2008 and 2009 on its un-hedged ethane and propane production volumes. The ethane swaps include 25,000 barrels per month for 2008 at a swap price of $0.72 per gallon and 25,000 barrels per month for 2009 at a swap price of $0.6361 per gallon. The propane swaps were entered into for 35,000 barrels per month for 2008 at a swap price of $1.19 per gallon and for 15,000 barrels per month for 2009 at a swap price of $1.0925 per gallon.
     On September 17 and September 18, 2007, Eagle Rock Energy entered into three-month Libor swaps for the period of October 1, 2007 through December 31, 2010 at a weighted average swap rate of approximately 4.66% on an additional $150 million of its outstanding indebtedness.
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